Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

March 23, 2026

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064

Ladies and Gentlemen:

We have acted as special counsel to Abbott Laboratories, an Illinois corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-8 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to (i) the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of up to 1,476,916 common shares, without par value, of the Company (the “Shares”) which may be issued by the Company pursuant to the Exact Sciences Corporation 2025 Omnibus Long-Term Incentive Plan, effective June 12, 2025 (the “Exact Sciences LTIP”) and (ii) an aggregate of $28,603,540.00 of unsecured obligations of Exact Sciences Corporation, to pay deferred compensation to certain eligible participants (the “Deferred Compensation Obligations”) pursuant to the Exact Sciences Corporation Deferred Compensation Plan dated January 1, 2019, as amended (the “Deferred Compensation Plan”), in each case, in connection with completion of the merger contemplated by the Agreement and Plan of Merger, dated as of November 19, 2025, by and among the Company, Exact Sciences Corporation and Badger Merger Sub I, Inc.  In connection with the foregoing, you have requested our opinion with respect to the following matters.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares or the payment of the Deferred Compensation Obligations.

For the purposes of giving the opinions contained herein, we have examined the Registration Statement, the Exact Sciences LTIP and the Deferred Compensation Plan.  We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the articles of incorporation and bylaws of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below.  As to questions of fact material to this opinion, we have relied, with the Company’s approval, upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.  We have also assumed that the Shares, when issued, will be duly authenticated by the transfer agent and registrar for the Shares. Additionally, we have assumed that the Deferred Compensation Plan and the associated “rabbi trust” will remain in effect at the time that the Deferred Compensation Obligations are duly assumed and adopted by the Company.

Our opinions are subject to the effect of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or other similar laws relating to or affecting the rights or remedies of creditors generally, (ii) the application of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity), and (iii) applicable law and public policy with respect to rights to indemnity and contribution.  In addition, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that (i) when the Shares have been issued and delivered in accordance with the provisions of the Exact Sciences LTIP, the Shares will be validly issued, duly authorized, fully paid and nonassessable and (ii) the Deferred Compensation Obligations, when incurred pursuant to the terms and conditions set forth in the Registration Statement, the prospectus delivered to participants in the Deferred Compensation Plan and the Deferred Compensation Plan, will constitute the valid and legally binding obligations of the Company.

We have not considered, and we express no opinion as to, any law other than the Illinois Business Corporation Act (solely with respect to the opinion in clause (i) of the immediately prior paragraph) or laws of Wisconsin (solely with respect to the opinion in clause (ii) of the immediately prior paragraph).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz